Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
Rick Iler, CFO
SiriCOMM, Inc.
2900 Davis Blvd., Suite 130
Joplin, MO 64804
Phone: 417-626-9971
Web: http://www.siricomm.com
Email: info@siricomm.com

            PETRO SELECTS SIRICOMM AS NETWORK WI-FI HOT SPOT PROVIDER

            Petro Selects SiriCOMM As "best-in-class" Wi-Fi provider

Joplin, MO. - February 27, 2006-- SiriCOMM, Inc. (OTC BB: SIRC), an applications service provider and nationwide broadband wireless network operator serving the highway transportation industry, today announced that Petro Stopping Centers has chosen the SiriCOMM Wi-Fi Hot Spot platform for wireless Internet access. Petro operates a nationwide chain of 64 full service travel plazas.

"We evaluated several Wi-Fi companies servicing the highway industry and determined SiriCOMM to be an excellent WiFi option for our customers", said Richard Tisdale, Chief Information Officer for Petro Stopping Centers. Mr. Tisdale continued by stating, "We selected SiriCOMM due to their advanced technology platform and their vision for applying Wi-Fi in support of new services to the industry. SiriCOMM is well positioned to be the Wi-Fi communication standard for the trucking industry."

SiriCOMM Wi-Fi Hot Spots are presently installed at over 300 locations across the country with existing agreement that will extend the network to over 700 sites, including Petro Stopping Centers, Pilot Travel Centers, Love's Travel Stops, independently operated truck stops, select roadside weigh stations that feature PrePass, and truck fleet terminals. The Company plans to continue installing hot spots, focusing on high-traffic locations frequented by truck drivers and other industry stakeholders.

David N. Mendez, executive vice president, SiriCOMM commented, "We are excited to be chosen as a Wi-Fi provider to Petro Stopping Centers. Adding Petro to our expanding network is a great benefit to all of our subscribers. Petro maintains as an industry leader in deploying new technologies and services. Being chosen by Petro elevates our platform to a new level."

SiriCOMM offers InTouch wireless Internet access at each SiriCOMM Wi-Fi Hot Spots. Subscribers have always-on wireless access to the Internet anytime they are in a SiriCOMM Wi-Fi Hot Spot. This gives truck drivers and other highway travelers a convenient communication tool for both personal and business use while on the road.

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About Petro Stopping Centers
----------------------------
Petro Stopping Centers, LP, based in El Paso, Texas, is the nation's premier travel plaza chain with facilities designed to meet the needs of today's professional drivers. With locations from coast to coast, Petro's facilities set the standard for all travel plazas. Founded in 1975, Petro remains the highest rated truck stop chain in the nation and the clear Choice of America's Drivers. More information on Petro can be found at www.petrotruckstops.com.

About SiriCOMM
--------------
SiriCOMM is an application service provider specializing in wireless Internet connectivity and productivity applications tailored to the transportation industry. By providing both network access and a robust application host platform, SiriCOMM delivers a responsive and convenient way for all industry stakeholders to interact with information needed on a regular basis. The company uses Wi-Fi technologies to create hot spots at locations convenient to highway travel. More information including network locations is available at http://www.siricomm.com

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.